Exhibit 8(m)
                                     FORM OF
                          AMENDMENT TO CUSTODY AGREEMENT

         THIS AMENDMENT dated as of May 6, 1997 (the "Amendment") is made to the Custody Agreement dated as of the 13th day of June, 1994 (the "Agreement") between THE MUNDER FUNDS TRUST (then known as Ambassador Funds ) (the "Company") and COMERICA BANK ("Comerica").

         The Company and Comerica agree that the Agreement shall, as of the date first written above, be amended as follows:

                  The Fee Schedule of the Agreement shall be deleted in its entirety and the Fee Schedule attached hereto shall be substituted in its place.

         In all other respects, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.

                                        THE MUNDER FUNDS TRUST



                                        By:  _______________________________
                                        Title:  ______________________________


                                        COMERICA BANK



                                        By:  _______________________________
                                        Title:  ______________________________

                                                   SCHEDULE A

                                                  Fee Schedule


Computed daily and payable monthly based on the aggregate average daily net assets of St. Clair Funds, Inc. (except the Munder Institutional S&P 500 Index Equity Fund, Munder Institutional S&P MidCap Index Equity Fund, Munder Institutional S&P SmallCap Index Equity Fund, Munder Institutional Money Market Fund and Munder Institutional Short Term Treasury Fund), The Munder Funds, Inc., The Munder Funds Trust, and The Munder Framlington Funds Trust.

                  First $100 million of net assets .03% Next $500 million of net assets .02% Over $600 million of net assets .01%


Transaction Charges

                  DTC Trades                                  $2.00 per trade
                  Fed Book Entry Trade               $12.00 per trade
                  U.S. Physical Trade                         $25.00 per trade